EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-142690 on Form S-8 of our reports dated February 26, 2007, relating to the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 29, 2006.
/s/ Deloitte & Touche LLP
New York, New York
September 20, 2007